400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1

News Release

Rockwell Collins first quarter fiscal year 2011 earnings per share increase 26% to $0.96

o	Full year 2011 earnings per share guidance raised to $3.85 to $4.05

CEDAR RAPIDS, Iowa (January 20, 2011) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $151 million for the first quarter of fiscal year 2011 ended December 31, 2010, an increase of $30 million, or 25%, from $121 million in the same period last year. Earnings per share improved 20 cents, or 26%, to $0.96 compared to earnings per share of $0.76 for the same period a year ago.

Revenues in the quarter increased $83 million, or 8%, to $1.11 billion from revenues of $1.03 billion in the first quarter of the prior year driven by higher sales in both Commercial Systems and Government Systems. Total segment operating margins were 19.4% for the first quarter of 2011 compared to 19.7% in the first quarter of 2010.

“We are off to a great start for the fiscal year with robust revenue and earnings per share growth,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones.  “In our commercial business, we posted double-digit growth in OEM and aftermarket revenues as the recovery in that market gains momentum and Government Systems continues to contribute meaningful revenue growth through a combination of existing and new program positions.”

Adding to the company’s results for the quarter was the effect of recently enacted legislation that extended the availability of Federal Research and Development (Federal R&D) tax credits through the end of calendar year 2011 with retroactive effect from January 1, 2010.  As a result, fiscal year 2011 first quarter earnings per share includes a net benefit of 9 cents per share from income tax related to the recognition of Federal R&D tax credits attributable to the period from January 1, 2010 to September 30, 2010.

Regarding the remainder of fiscal year 2011, Jones went on to state, “With more certainty in tax policy, continued positive trends in our commercial markets and additional clarity into the Pentagon’s priorities, we are gaining confidence in overall market conditions and increasing our earnings per share guidance expectations.”

Following is a discussion of fiscal year 2011 first quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2011 first quarter sales of $460 million, an increase of $49 million, or 12%, compared to sales of $411 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $32 million, or 16%, to $233 million primarily due to product deliveries for the Boeing 787, Cessna CJ4 and multiple Bombardier platforms. Aftermarket sales increased $33 million, or 20%, to $200 million, including $11 million of incremental sales from the Air Routing acquisition. The 13% increase in organic aftermarket revenue was primarily driven by sales of avionics service and support, and hardware sales to business and regional jet customers. Sales related to wide-body in-flight entertainment products and services decreased $16 million to $27 million.

Commercial Systems 2011 first quarter operating earnings increased 24% to $84 million, resulting in an operating margin of 18.3% compared to operating earnings of $68 million, or an operating margin of 16.5%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to sales growth.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved 2011 first quarter sales of $650 million, an increase of $34 million, or 6%, compared to the $616 million reported for the same period last year.

Airborne solutions sales increased $28 million, or 7%, to $438 million from higher revenue for rotary wing platforms, the Common Range Integrated Instrumentation System and the E-2 simulation and training programs partially offset by lower sales on the KC-135 GATM program, which is expected to complete later this year. Surface solutions sales improved $6 million, or 3%, to $212 million as increased revenue for deliveries of iForce systems to the California Highway Patrol was partially offset by the completion of a satellite communication upgrade program.

Government Systems 2011 first quarter operating earnings decreased 2% to $131 million, resulting in an operating margin of 20.2%, compared to operating earnings of $134 million, or an operating margin of 21.8%, for the same period last year. The decrease in operating earnings and margin was primarily the result of higher employee incentive compensation expenses partially offset by lower pension expense and increased earnings from the incremental volume. In addition, the operating margin was adversely impacted by a higher mix of development revenue in the first quarter of 2011 when compared to last year.

Corporate and Financial Highlights

The company’s effective income tax rate of 21.8% for the first quarter of 2011 was lower than the rate of 33.1% for the prior year primarily due to the extension of the Federal R&D tax credit, which included a retroactive adjustment for the last three quarters of our fiscal year 2010 as well as an extension through December 31, 2011.  The favorable impact of the retroactive portion of the credit to our first quarter of 2011 earnings per share, net of incremental incentive compensation costs, was 9 cents.

During the first quarter of 2011, the company repurchased 2.5 million shares of its common stock at a total cost of $143 million, leaving $182 million available for authorized share repurchase. The company also paid dividends totaling $38 million, or 24 cents per share, on its common stock.

Fiscal Year 2011 Outlook

The company is making the following changes to its full fiscal year 2011 guidance:

•	Earnings per share are projected to be in the range of $3.85 to $4.05 (previously in the range of $3.75 to $3.95).

•	The company’s effective income tax rate is expected to be in the range of 28% to 29% (previously in the range of 31% to 32%).

The following table is a complete summary of the company’s updated fiscal year 2011 financial guidance:

•	Total sales	$4.8 Bil. to $5.0 Bil.

•	Total segment operating margins	19.5% to 20.5%

•	Earnings per share	$3.85 to $4.05

•	Cash flow from operations	$650 Mil. to $750 Mil.

•	Research & development costs	$900 Mil. to $950 Mil.

•	Capital expenditures	about $150 Mil.

Business Highlights

Rockwell Collins expanded Ascend™ flight information solutions with acquisition of CTA
Rockwell Collins announced its acquisition of Computing Technologies for Aviation, Inc. (CTA), a leading provider of flight operations management solutions for corporate flight departments and other aviation customers. The acquisition adds to the broad capabilities of Rockwell Collins' new Ascend™ flight information solutions offering for business aircraft operators.

Rockwell Collins acquired Blue Ridge Simulation
Rockwell Collins acquired Blue Ridge Simulation, Inc., a leading supplier of high-performance sensor simulation for U.S. Department of Defense, commercial and international training applications that span from basic weather radar simulators to high-performance Digital Radar Landmass Simulators for surveillance and fire control radar applications.

XASC awarded Rockwell Collins COMAC C919 simulator program
Rockwell Collins was awarded a program to develop components for the COMAC C919 aircraft simulator program by Xian Aviation Science and Technology Company, an AVIC subsidiary. The simulator will be used by COMAC to support the C919 aircraft development. Under the terms of the agreement, Rockwell Collins will utilize elements of its most advanced full flight simulator technology for the C919 simulator.

Rockwell Collins continued success in Asia with a Vietnam Airlines win
Vietnam Airlines selected a full suite of Rockwell Collins avionics for 36 new Airbus 321-200 aircraft. Deliveries will begin in 2011 and continue through 2014. This award marks the thirteenth avionics and/or cabin systems selection in 2010 preceded by one Philippines- and eight China-based airlines.

Rockwell Collins achieved Golden Supplier status for performance in China
Xian Aircraft Corporation awarded Rockwell Collins Golden Supplier status for the company’s performance on the MA-60 and MA-600 aircraft programs. The recognition was based on supplier performance in each of four categories: Product Quality, Delivery Schedule, After Sales Service, and Corrective Action. Rockwell Collins achieved the top ranking in each category.

Rockwell Collins selected to develop enhanced communication security solution
Rockwell Collins was selected by the U.S. Army's Communications-Electronics Research, Development and Engineering Center to develop a new, soldier-worn, cross-domain solution to enhance communications security. The solution represents a technological advancement that will enable squadron leaders to exchange information with their soldiers who are not cleared for access to classified information, without the risk of compromising classified data.

Virgin Blue selected Rockwell Collins avionics for new B737 NG fleet
Virgin Blue Airlines selected the entire suite of Rockwell Collins' scalable avionics for its new fleet order of Boeing 737 NG airplanes (50 firm, plus 25 options; 25 purchase rights). With this award, Virgin Blue is the first airline to select the Rockwell Collins SAT-2200 satellite communication system, which integrates traditionally separate avionics and cabin functionality into a single unit that provides classic aero services and broadband services.

First C-130 featuring Rockwell Collins avionics upgrade delivered to the Republic of Singapore Air Force
The first of ten C-130 aircraft to be modernized with Rockwell Collins Communications, Navigation and Surveillance/Air Traffic Management technology has been delivered to the Republic of Singapore Air Force (RSAF). The company's Flight2TM cockpit upgrade delivered by ST Aerospace provides the RSAF C-130s with a state-of-the-art flight deck and improved situational awareness.

Rockwell Collins selected to provide TacNetTM data link for Small Diameter Bomb II program
Rockwell Collins, as a member of the Raytheon team, will provide its TacNet data link system for the Small Diameter Bomb II program. Rockwell Collins' TacNet data link system enables in-flight target updates, retargeting, weapon handover coordination, bomb hit assessments and increased networked situational awareness. TacNet allows warfighters in the air and on the ground to more effectively and efficiently engage fixed and moving targets.

Data Link Solutions awarded a $37 million contract to upgrade JTIDS radio terminals
Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, has been awarded a $37 million contract from the U.S. Navy Space and Naval Warfare Systems Command to upgrade its Joint Tactical Information Distribution Systems (JTIDS) radio terminals. JTIDS terminals provide jam-resistant digital communication of data and voice for command and control, navigation, relative positioning and identification.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on January 20, 2011. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through March 21, 2011.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry;  potential declining defense budgets resulting from budget deficits in the U.S. and abroad; impact from the continued delay in the resolution of program funding in the 2011 U.S. defense budget; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	Dec. 31
	2010	2009
Sales
Government Systems	$650	$616
Commercial Systems	460	411
Total sales	$1,110	$1,027

Segment operating earnings
Government Systems	$131	$134
Commercial Systems	84	68
Total segment operating earnings	215	202

Interest expense	(5)	(6)
Stock-based compensation	(5)	(5)
General corporate, net	(12)	(11)
Restructuring adjustment	-	1
Income before income taxes	193	181

Income tax provision	(42)	(60)
Net income	$151	$121

Diluted earnings per share	$0.96	$0.76

Weighted average diluted shares outstanding	157.5	159.2

The following tables summarize total sales by product category and Commercial Systems sales by type of product or service for the three months ended December 31, 2010 and 2009 (unaudited, in millions):

	Three Months Ended
	Dec. 31
	2010	2009

Government Systems sales by product category:
Airborne solutions	$438	$410
Surface solutions	212	206
Total	$650	$616

Commercial Systems sales by product category and type of product or service:
Air transport aviation electronics:
Original equipment	$115	$98
Aftermarket	108	100
Wide-body in-flight entertainment products and services[1]	27	43
Total air transport aviation electronics	250	241

Business and regional aviation electronics:
Original equipment	118	103
Aftermarket	92	67
Total business and regional aviation electronics	210	170
Total	$460	$411

Commercial Systems sales by type of product or service:
Total original equipment	233	201
Total aftermarket	200	167
Wide-body in-flight entertainment products and services[1]	27	43
Total Commercial Systems sales	$460	$411

1 For the three months ended December 31, 2009, $25 million has been reclassified from air transport aftermarket sales to wide-body in-flight entertainment products and services to conform to current year presentation. Reclassified amounts relate to revenue from twin-aisle IFE services and support activities.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Dec. 31,	Sept. 30,
	2010	2010
Assets
Cash and cash equivalents	$263	$435
Receivables, net	959	1,024
Inventories, net	1,093	1,004
Current deferred income taxes	127	129
Other current assets	104	97
Total current assets	2,546	2,689

Property	703	707
Goodwill and intangible assets	1,085	1,072
Long-term deferred income taxes	374	389
Other assets	196	207
Total assets	$4,904	$5,064

Liabilities and equity
Short-term debt	$12	$24
Accounts payable	371	420
Compensation and benefits	195	259
Advance payments from customers	316	324
Product warranty costs	178	183
Other current liabilities	244	242
Total current liabilities	1,316	1,452

Long-term debt, net	512	525
Retirement benefits	1,403	1,420
Other liabilities	194	181

Equity	1,479	1,486
Total liabilities and equity	$4,904	$5,064

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Three Months Ended
	Dec. 31
	2010	2009

Operating Activities:

Net income	$151	$121
Adjustments to arrive at cash provided by operating activities:
Depreciation	26	27
Amortization of intangible assets	8	9
Stock-based compensation expense	5	5
Compensation and benefits paid in common stock	17	17
Excess tax benefit from stock-based compensation	-	(2)
Deferred income taxes	15	5
Pension plan contributions	(3)	(101)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	63	118
Inventories	(101)	(87)
Accounts payable	(38)	(31)
Compensation and benefits	(63)	(13)
Advanced payments from customers	(8)	(7)
Product warranty costs	(5)	(7)
Income taxes	23	50
Other assets and liabilities	(33)	(20)
Cash Provided by Operating Activities	57	84

Investing Activities:

Property additions	(32)	(26)
Acquisition of businesses, net of cash acquired	(7)	(92)
Other investing activities	2	(1)
Cash Used for Investing Activities	(37)	(119)

Financing Activities:

Purchases of treasury stock	(149)	(28)
Cash dividends	(38)	(38)
(Decrease) increase in short-term borrowings	(10)	62
Proceeds from the exercise of stock options	4	7
Excess tax benefit from stock-based compensation	-	2
Cash (Used for) Provided by Financing Activities	(193)	5

Effect of exchange rate changes on cash and cash equivalents	1	1

Net Change in Cash and Cash Equivalents	(172)	(29)

Cash and Cash Equivalents at Beginning of Period	435	235
Cash and Cash Equivalents at End of Period	$263	$206

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